FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-530

KEYW to Acquire Flight Landata, Inc.

Hanover, MD, July 28, 2011 (GlobeNewswire) – KEYW Corporation (NASDAQ:  KEYW) is pleased to announce that it has entered into a definitive agreement to acquire Flight Landata, Inc. (“FLD”) (flightlandata.com), a highly regarded, privately-held provider of agile airborne Intelligence Surveillance and Reconnaissance (ISR) solutions and Micro Terrain Intelligence to the U.S. Defense Department and the Warfighter.  The transaction is expected to close in early August, subject to customary closing conditions.

FLD is KEYW’s latest acquisition and the third acquisition this year.  With this transaction, KEYW continues to expand its cyber superiority platform to encompass geospatial and imagery intelligence, complementing its considerable domain expertise in signals intelligence solutions.  Since the IPO, KEYW has acquired three companies with significant activities and capabilities in geospatial intelligence:   Sycamore US, Everest Technology Solutions, and Forbes Analytic Software.  The addition of FLD to this platform adds high-resolution imagery and Micro Terrain Intelligence (MTI) to the KEYW portfolio of intelligence solutions.

“We take pride in our ability to seize opportunities,” commented Leonard Moodispaw, CEO and President of KEYW.  “The acquisition of FLD is one that enhances our ‘multi INT’ offerings which support our customer’s urgent needs in obtaining Cyber Superiority over our adversaries.”

FLD was founded in 1991 and is headquartered in North Andover, MA. It provides a turn-key solution for MTI that includes its collection, processing, and productization as actionable intelligence and georeferenced imagery that keeps pace with an agile threat environment.  The imagery and MTI that FLD provides under the BuckEye program for the U.S. Defense Department is credited by its customer with actionable intelligence that is saving lives.  In 2006, the BuckEye program was recognized for its innovation and intelligence achievements.   FLD is the primary provider of manned flight imagery and micro terrain intelligence products to the BuckEye program.

KEYW believes that FLD has a corporate culture of agility, innovation, and mission focus that is highly compatible with KEYW.  By applying this culture of agile performance, FLD has delivered a Compound Annual Growth Rate (CAGR) in revenue of more than 60% over the past three years, growing from $8.7 million in 2008 to $22.3 million in 2010.  The Company has delivered revenue of approximately $13.5 million in the first half of 2011.  FLD is profitable at levels above KEYW’s other acquisitions and is expected to be immediately accretive to earnings.  With each acquisition, KEYW is expanding its cyber superiority platform for providing agile solutions to the intelligence and defense community.

FLD combines its agility in complex operational environments with technology leadership in high resolution electro-optical, long-wave infrared, hyperspectral and LIDAR imaging and products.  It effectively exploits cyberspace as a domain for collecting, processing, and supplying actionable imagery intelligence to the Warfighter.  The acquisition of FLD expands KEYW’s Quick Response Solutions to include imagery and micro terrain intelligence capabilities and solutions.  Significant opportunities for growth include expanded collection operations, as well as the integration of other ISR and synthetic aperture radar (SAR) capabilities to FLD solutions.

The terms of the definitive agreement provide for the merger of a wholly-owned subsidiary of KEYW with and into FLD for all cash consideration of $30.0 million.  The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date.  KEYW expects that the acquisition will be accretive, subject to a final purchase price accounting analysis.

A conference call and webcast has been scheduled to discuss this acquisition on July 28 at 2:00 pm (EDT).  At that time, Management will provide an overview of FLD and its strategic fit with KEYW, followed by a question-and-answer session.

Interested parties will be able to connect to our Webcast via the For Investors page on our website, http://investors.keywcorp.com on July 28, 2011.  Interested parties may also listen to the conference call by calling 1-877-853-5645 (Conference ID 87505359).  The International Dial-In access number will be 1-408-940-3868.

An archive of the Webcast will be available on our webpage following the call.  In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. (EDT) on July 28, 2011, and will remain available through August 27, 2011.  To access the dial-up replay, call 1-855-859-2056, Conference ID 87505359.  In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the dial-up replay.  International callers may access the replay by calling 1-404-537-3406, with the same Conference ID.

About KEYW:  KEYW provides agile cyber superiority and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investor@keywcorp.com, or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements about: FLD’s projected 2011 revenue and profitability following the acquisition; the accretiveness of the FLD’s acquisition; and expected areas for FLD growth following the acquisition; statements about our future expectations, plans and prospects; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Form 10K Annual Report, dated and filed March 29, 2011 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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